EXHIBIT 99.1

February __, 2010

Dear Shareholder:

I am pleased to report that the previously announced separation from Datone, Inc.  (“Datone”) is expected to become effective in or about _________, 2010.

After the formal separation and the distribution of Datone’s shares of DT Communications, Inc. to Datone’s shareholders as of the record date of February 12, 2010, you will own shares of both Datone, Inc. and DT Communications, Inc.

After the separation and distribution are completed, Datone and DT Communications, Inc. will be able to focus on their respective businesses and opportunities. Datone will be in the shoe industry, while DT Communications, Inc. will be in the telecommunication business.

DT Communications, Inc. will be an independent public company that intends to have its shares of common stock traded on the Over the Counter Bulletin Board.

Holders of record of Datone common shares as of the close of business on February 12, 2010, which was the record date, will receive one share of DT Communications, Inc. common stock for every one share of Datone common stock held. No action is required on your part to receive your DT Communications, Inc. shares. You will not be required to pay anything for the new shares or to surrender any Datone common shares. No fractional shares of DT Communications, Inc. common stock will be issued. Instead, shareholders will receive whole number of shares by rounding up to the next whole number for odd lot holders.

We believe that the distribution of DT Communications, Inc. common stock will be taxable to Datone and to you with respect to the shares of DT Communications, Inc. common stock that you receive. By end of calendar 2010, shareholders will be provided with information to enable them to compute their tax bases in both Datone and DT Communications, Inc. common stock and other information they will need to report their receipt of the DT Communications, Inc. common stock on their U.S. federal income tax return.

The enclosed information statement describes the distribution of shares of DT Communications, Inc. common stock and contains important information about DT Communications, Inc. I look forward to your continued support as a valued shareholder of DT Communications, Inc.

Sincerely,

Craig Burton
Chief Executive Officer
DT Communications, Inc.

 __, 2010

Dear Shareholder:

It is my great pleasure to welcome you as a shareholder of DT Communications, Inc., which will be publicly traded through the Over the Counter Bulletin Board (“OTCBB”) for the first time on or about ______________, 2010. Our management team will draw upon its experience with Datone, Inc. as we seek to distinguish DT Communications, Inc. through an unwavering commitment to our business goals.

I encourage you to learn more about DT Communications, Inc. and the strategies we plan to pursue by reading the attached information statement. We are pleased that you, as a shareholder of DT Communications, Inc. will participate in our mission. We value your support as our business begins a new and exciting chapter in our history.

Sincerely,

Craig Burton
Chief Executive Officer
DT Communications, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission.

Preliminary and Subject to Completion, dated February  __, 2010

INFORMATION STATEMENT

DT COMMUNICATIONS, INC.

DISTRIBUTION OF 8,100,000 SHARES OF COMMON STOCK
(PAR VALUE, $0.0001 PER SHARE)

We are furnishing this information statement to the stockholders of Datone, Inc. (hereinafter referred to as “Datone”) in connection with Datone’s distribution to holders of its common stock of all outstanding shares of common stock of DT Communications, Inc.

In connection with a proposed reverse merger transaction between Datone and Glory Reach International Ltd., a Hong Kong company (“Glory Reach”), the board of directors of Datone had agreed to transfer of its assets and business to a wholly own subsidiary, DT Communications, Inc. (“DTC”) and effect a dividend of its shares in DTC to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The Spin-off will only be effective when all the requirements for the Spin-off have been fulfilled, which include the mailing of this information statement and the filing of a registration statement with the Securities and Exchange Commission in connection with the Spin-off. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.

After the Spin-off is completed, DT Communications, Inc. will be owned by the stockholders of  Datone of record on the Record Date for the distribution. If you are a holder of record of Datone common stock on  February 12, 2010, which will be the record date for the distribution, you will be entitled to receive one share of our common stock for one share of Datone common stock that you held on the record date. Immediately after the distribution is completed on the distribution date, we will be an independent public company. We expect the distribution to occur in or about   __, 2010.

No stockholder vote is required for the Spin-off to occur. You are not required to take any action to receive the shares of our common stock to which you are entitled in the Spin-off. This means that:

•	you do not need to pay any consideration to Datone; and
•	you do not need to surrender or exchange any shares of Datone common stock to receive your shares of our common stock.

Currently, there is no public trading market for our common stock. Following the distribution, we expect to have our common stock eventually traded on the Over the Counter Bulletin Board.

NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION, NO PROXIES ARE BEING SOLICITED. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The date of this information statement is  __, 2010.

Datone first mailed this information statement to its stockholders on or about __, 2010.

Stockholders of Datone with inquiries related to the distribution should contact Craig Burton, DT Communications, Inc., 7325 Oswego Road, Liverpool, NY 13090 Tel:  (315) 451-7515. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC.

TABLE OF CONTENTS

Page
EXPLANATORY NOTE
SUMMARY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DIVIDEND POLICY
THE DISTRIBUTION
SUMMARY COMBINED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
LIABILITY AND INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

EXPLANATORY NOTE

We are furnishing this information statement solely to provide you with information regarding both the Spin-off and our company. It is not an inducement or encouragement to buy or sell any securities of our company or Datone.

We were organized on January 26, 2010 under the laws of the State of Delaware and were, prior to the Spin-off, a wholly-owned subsidiary of Datone, Inc.

In connection with a proposed reverse merger transaction between Datone and Glory Reach, the board of directors of Datone had agreed to transfer of its assets, liabilities and business to a wholly own subsidiary, DT Communications, Inc. (“DTC”) and effect a dividend of its shares in DTC to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010. The Spin-off will only be effective when all the requirements for the Spin-off have been fulfilled, which include the mailing of this information statement and the filing of a registration statement with the Securities and Exchange Commission in connection with the Spin-off. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.

We do not have an operating history as an independent public company, but now own and conduct the business of operating and managing privately owned public payphones in the State of New York (“Business”).

After the distribution, we will be responsible for maintaining our own administrative functions. The financial information included herein may not necessarily reflect the results of our operations, financial position and cash flows in the future or what the results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented.

This information statement summarizes certain documents, but we refer you to the actual documents for a more complete understanding of the information we discuss in this information statement. You should rely only on the information contained in this information statement and such documents. We have not authorized any other person to provide you with information different from that contained in this information statement. We believe the information contained in this information statement is accurate as of its date. Therefore, you should assume that the information contained in this information statement is accurate only as of the date on the front cover of this information statement or other date stated in this information statement, regardless of the time of delivery of this information statement. Our business, financial condition, results of operations and prospects may have changed since that date, and neither we nor Datone will update the information except in the normal course of our respective public disclosure obligations and practices or as specifically indicated in this information statement.

SUMMARY

The following is a summary of certain information contained elsewhere in this information statement concerning the distribution of the common stock of DT Communications, Inc. (“DTC”) to Datone, Inc. (hereinafter referred to as “Datone”) stockholders. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information, including the financial statements and notes thereto, set forth later in this information statement. We encourage you to read the entire document. Unless the context otherwise requires, references in this information statement to “we”, “us”, “DTC” or “the Company” shall mean DT Communications, Inc., and references to “Datone” shall mean “Datone, Inc.”

Following the distribution, we will be a separate company and Datone will have no continuing stock ownership in us. Our historical financial results contained herein may not reflect our financial results in the future as an independent company or what our financial results would have been had we been operated as a separate company during the periods presented. Please see “Management’s Discussion and Analysis or Plan of Operation.”

The Company

We were incorporated under the laws of the State of Delaware on January 26, 2010 and were, prior to the date of the Spin-off, a wholly-owned subsidiary of Datone.

In connection with a proposed reverse merger transaction between Datone and Glory Reach, the board of directors of Datone had agreed to transfer of its assets, liabilities and business to a wholly own subsidiary, DT Communications, Inc. (“DTC”) and effect a dividend of its shares in DTC to all its shareholders as the Record Date of  February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010. The Spin-off will only be effective when all the requirements for the Spin-off have been fulfilled, which include the mailing of this information statement and the filing of a registration statement with the Securities and Exchange Commission in connection with the Spin-off. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.

About the Company

We own, operate and manage privately owned public payphones in the State of New York. As of February 1, 2010, we owned, operating and managed 148 payphones. We may pay site owners a commission based on a flat monthly rate or on a percentage of sales. Some of the businesses include, but are not limited to, retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals. In the alternative, our agreement with business owners may be to provide the telecommunications services without the payment of any commissions.

Principal Executive Offices

Our principal executive offices are located at 7325 Oswego Road, NY 13090. Our telephone number is (315) 451 7515.

Summary of Distribution

Please see “The Distribution” later in this information statement for a more detailed description of the matters described below.

Distributing Company	Datone, Inc.. After the Spin-off, Datone will not own any shares of our common stock.

Distributed/Spun-Off Company	After the Spin-off, DT Communications, Inc. will be a separate, independent public company.

Securities to Be Distributed
Shares of our common stock, par value $0.0001 per share, will be distributed, which will be all of the shares of DT Communications, Inc. common stock formerly owned by Datone and will constitute all of our common stock outstanding immediately before the Spin-off.

Distribution Ratio	You will receive one share of our common stock for every one share of Datone common stock that you hold on the record date.

No fractional shares of DT Communications, Inc. common stock will be issued. Instead, shareholders will receive whole number of shares by rounding up to the next whole number for odd lot holders.

Based on 8,100,000 shares of Datone common stock outstanding as of February 12, 2010, approximately 8,100,000 shares of DT Communications, Inc. will be distributed. The DT Communications, Inc. stock will be of one class with identical voting rights and will constitute all the outstanding stock of DT Communications, Inc. immediately following the distribution. Datone stockholders will not be required to pay for the DT Communications, Inc. common stock to be received on distribution or to surrender or exchange Datone common stock or to take any other action in connection with the distribution.

Record Date
February 12, 2010. We were required to provide at least 10 days notice to FINRA of the dividend distribution prior to the Record Date pursuant to Rule 10b-17.We provided the notice on January 29, 2010 and  pursuant to such notice, an announcement of the Spinoff was made by FINRA on the Dividends Daily List on [ ], 2010.

Distribution Date	The distribution is expected to be effective on or about __, 2010.

Mailing Date	__, 2010.

Distribution Agent
Fidelity Transfer Company will act as the distribution agent for the distribution. Stockholders of Datone with questions concerning procedural issues related to the distribution may call the distribution agent at (801) 562-1300.

Reasons for Distribution	The distribution is intended to separate from a line of business other than the shoe industry. See “The Distribution - Reasons for the Spin-Off” later in the Information Statement.

Trading Market	There is no current trading market for our common stock. We cannot predict the trading prices for our common stock.

Upon the effectiveness of our registration statement filed with the SEC on February 12, 2010, we intend to secure and request that a broker-dealer / market maker submit an application to FINRA in order to make a market for our shares and for the shares to be quoted on the Over the Counter Bulletin Board.

No public market for our common stock currently exists. See “The Distribution - Trading of Our Common Stock” later in this information statement.

United States Federal Income Tax Consequences
The distribution does not qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986. Each Datone stockholder who receives our common stock in the distribution will be taxed as if he had received a cash dividend equal to the fair market value of our common stock on the distribution date, which we believe to be nominal. See "The Distribution - Material United States Federal Income Tax Consequences ". Datone is subject to corporate level tax on the amount by which the fair market value of our common stock distributed in the distribution exceeded Datone’s basis in such stock.

Dividend Policy
We do not currently anticipate that we will pay a dividend in the foreseeable future. Our dividend policy will be established by our board of directors from time to time based on the results of our operations and financial condition and other business considerations our board of directors considers relevant. See “Dividend Policy” later in this information statement.

Relationship between DT Communications, Inc. and Datone
Datone will have no stock ownership in DT Communications, Inc. after completion of the distribution. It is not expected that there will be a significant ongoing relationship between us and Datone following the distribution. Any additional arrangements will be negotiated on an arm’s length basis and will be pursuant to customary terms and conditions, including pricing terms.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements and information that are based on our current expectations, assumptions, estimates and projections about our Company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect future events or circumstances.

DIVIDEND POLICY

We do not expect to pay a dividend in the foreseeable future. Our dividend policy will be established by our board of directors from time to time based on our results of operations and financial condition and such other business considerations and on the circumstances then in existence as the board considers relevant.

THE DISTRIBUTION

Reasons for the Spin-Off

Datone’s board of directors decided to pursue the Spin-off primarily for the following reasons:

Datone’s desire to pursue a strategic reorganization with an operating company in a business other than the business of owning and managing payphones, an area which it intends to concentrate on;

•	the senior management and board of directors of each company will be able to more fully focus on its separate business environment with a resulting increase in accountability for decisions;

•
each business will be able to more directly align the interests of its key employee(s) with those of public investors by providing equity based compensation to the employee(s) and providing incentives that are tied to different types of businesses;

•	each business will have the ability to strengthen its capital structure to provide the flexibility to pursue its strategic objectives;

•
investors should be able to evaluate better each company's financial performance and strategies based on the merits and prospects of its independent business, thereby enhancing the likelihood that both companies will achieve appropriate market valuations;

•	eliminates competition for capital between two disparate businesses;

•	allows us to make future acquisitions with our stock, if we choose to make such acquisitions; and

•	separate trading of each company's stock should increase the flexibility for each company to issue its equity as consideration in future acquisitions and alliances.

Distribution Agent

The distribution agent is Fidelity Transfer Company, 8915 South 700 East, Suite 102, Sandy, UT 84070, Tel. No. (801) 562-1300.

The Spin-Off of DT Communications, Inc. from Datone, Inc.

We were incorporated under the laws of the State of Delaware on January 26, 2010 and were, prior to the effective date of the Spin-off, the wholly-owned subsidiary of Datone.

5

 In connection with a proposed reverse merger transaction between Datone and Glory Reach, the board of directors of Datone had agreed to transfer of its assets, liabilities and business to a wholly own subsidiary, DT Communications, Inc. (“DTC”) and effect a dividend of its shares in DTC to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010. The Spin-off will only be effective when all the requirements for the Spin-off have been fulfilled, which include the mailing of this information statement and the filing of a registration statement with the Securities and Exchange Commission in connection with the Spin-off. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.

These shares being spun-off represent 100% of our issued and outstanding common stock immediately before the distribution. The distribution is expected to be effective in or about ______2010. After the distribution, each holder of Datone common stock of record on the Record Date will own DT Communications, Inc. common stock as well as continue to own Datone common stock. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.

The Number of Shares You Will Receive

For every one share of Datone common stock that you owned on the Record Date, you will receive one share of DT Communications, Inc. common stock. No fractional shares of DT Communications, Inc. common stock will be issued. Instead, shareholders will receive whole number of shares by rounding up to the next whole number for odd lot holders.  Please note that if you sell your shares of Datone common stock between the Record Date and the distribution date, you will not be selling your right to receive the dividend of shares of DT Communications, Inc. common stock in the distribution. Please see "Trading of Our Common Stock" in the section below.

When and How You Will Receive the Dividend

The distribution will be made on or about the distribution date to stockholders of record of Datone on the Record Date. As part of the Spin-off, we will be adopting a book-entry share transfer and registration system for our common stock. Apart from receiving physical share certificates, for every one share of Datone common stock on the Record Date, registered holders thereof will receive one share of our common stock credited to book-entry accounts established for them by the distribution agent. The distribution agent will mail an account statement to each registered holder stating the number of shares of DT Communications, Inc. common stock credited to such holder’s account. For stockholders who own Datone common stock through a broker or other nominee, their shares of our common stock will be credited to their account by the broker or other nominee. After the distribution, holders may request that their shares of our common stock be transferred to a brokerage or other account at any time. They will also receive delivery of physical stock certificates for their shares, without charge.

Holders of Datone common stock will not be required to pay any cash or other consideration for the shares of our common stock received in the distribution or to surrender or exchange shares of Datone common stock or take any other action in order to receive our common stock, although non-U.S. holders may be subject withholding taxes. See “The Distribution — Material United States Federal Income Tax Consequences.” The distribution will not affect the number of, or the rights attaching to, the outstanding shares of Datone common stock.

Holders of Datone common stock should not send certificates to Datone, us or the distribution agent. Shares of our common stock will be credited to book-entry accounts by the distribution agent on or about  __, 2010. Datone stock certificates will continue to represent shares of Datone common stock after the distribution in the same amount of shares shown on the certificates.

Results of the Distribution

After the distribution, we will be a separate, independent public company owning and operating payphones in the State of New York. Immediately after the distribution, we expect to have approximately 256 holders of record of our common stock and approximately 8,100,000 shares of our common stock outstanding, based on the number of record stockholders and outstanding shares of Datone common stock on February 12, 2010, excluding treasury stock.

Trading of Our Common Stock

There is no existing market for our common stock.

Upon the effectiveness of our registration statement, we intend to secure and request that a broker-dealer / market maker submit an application to FINRA in order to make a market for our shares and for the shares to be quoted on the Over The Counter Bulletin Board (“OTCBB”).

The trading prices for our common stock may fluctuate and there can be no assurance about the trading prices. Prices for our common stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for such securities, developments affecting our business generally, investor perceptions of our Company and our Business, our operating results, our dividend policies and general economic and market conditions. Stocks traded on the OTCBB are usually thinly traded, highly volatile, and not followed by analysis. Investors in our stock may experience a loss or liquidity problem with their share holdings.

The transfer agent and registrar for our common stock is Fidelity Transfer Company, 8915 South 700 East, Suite 102, Sandy, UT 84070, Tel. No. (801) 562-1300.

Shares of our common stock distributed to Datone stockholders in the distribution will be freely transferable under the Securities Act of 1933, as amended (the “Securities Act”), except for shares of our common stock received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with, our Company, and may include our executive officer(s) and certain directors or principal stockholders. Following the distribution, securities held by persons who are our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. As of the date of our Spin-off, our executive officer and directors are expected to own 235,000 shares of our common stock.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the Spin-off to holders of Datone common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States of America for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States of America or any State or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the United States of America and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership holds shares of our common stock, the tax treatment of a partner will depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding our common stock, the U.S. holder should consult its tax advisors. The term “non-U.S. holder” refers to any person or entity (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all aspects of U.S. federal income tax laws that may be relevant to you in light of your personal investment circumstances, nor does it address your tax consequences if you are subject to special treatment under U.S. federal income tax laws (including, for example, persons who elect to treat dividends on, or gains from a disposition of, stock as investment income for purposes of the limitation on the investment interest deduction; partnerships or other pass-through entities; U.S. holders subject to the alternative minimum tax; persons who have a functional currency other than the U.S. dollar; mutual funds, banks, insurance companies, tax-exempt organizations, financial institutions, dealers and certain traders in securities; persons who hold stock as part of a straddle, hedging, constructive sale, or conversion transaction; certain former citizens or former long-term residents of the United States, controlled foreign corporations or passive foreign investment companies and stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the spin-off to that holder.

The Spin-Off

U.S. Holders

Each U.S. holder that receives shares of DT Communications, Inc. will be treated as if such U.S. holder received a taxable distribution equal to the full value of DT Communications, Inc. shares received, which would be taxed (i) as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Datone common stock, and (ii) as capital gain with respect to the remaining value. U.S. holders that are individuals are subject to a maximum tax rate on dividends equal to 15%, which corresponds to the maximum tax rate for long-term capital gains; however, certain holding period requirements and other limitations may apply. U.S. holders that are corporations may be eligible for a dividend-received deduction in respect of the portion of the distribution taxed as a dividend. To the extent the distribution is taxed as a non-taxable return of capital such distribution will reduce a holder’s basis in such holder’s shares of Datone. Each U.S. holder’s basis in the shares of DT Communications, Inc. will be equal to the fair market value of such shares at the time of the Spin-off.

Non-U.S. Holders

Each non-U.S. holder that receives shares of DT Communications, Inc. will be treated as if such non-U.S. holder received a taxable distribution equal to the full value of the DT Communications, Inc. shares received, which would be taxed (i) as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in its Datone common stock, and (ii) as capital gain with respect to the remaining value. The portion of the distribution of DT Communications, Inc. shares treated as a dividend and paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To the extent the distribution is taxed as a non-taxable return of capital such distribution will reduce a holder’s basis in such holder’s shares of Datone. A non-U.S. holder generally will not be subject to United States federal income tax on the portion of the distribution of DT Communications, Inc. shares treated as capital gain unless the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described above apply) or such non-U.S. holder is an individual present in the United States for 183 or more days in the taxable year of the distribution and certain other conditions apply.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate for dividends will be required to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is eligible for benefits under the applicable treaty. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. In addition, Treasury regulations provide special procedures for payments of dividends through certain intermediaries.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Information Reporting and Backup Withholding

U.S. Holders

A U.S. holder of Datone common stock may be subject to information reporting with respect to the distribution of DT Communications, Inc. stock unless the U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the distribution of DT Communications, Inc. stock received unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. In addition, U.S. holders will receive information necessary to report their receipt of DT Communications, Inc. shares pursuant to the Spin-off on their federal, state and local income tax returns.

Non-U.S. Holders

For non-U.S. holders, information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the DT Communications, Inc. shares received in the Spin-off, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the distribution of DT Communications, Inc. shares pursuant to the Spin-off.

Reasons for furnishing this Information Statement

This information statement is being furnished solely to provide information to Datone stockholders who will receive shares of our common stock in the distribution as required by applicable law. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Datone or of us. Shares of DT Communications, Inc. common stock are being distributed to stockholders of record of Datone on the Record Date, without the need for any payment of further consideration for these Datone, Inc. shares. The information contained in this Information Statement is believed by Datone and by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Datone nor we will update the information except in the normal course of its or our public disclosure practices.

SUMMARY COMBINED FINANCIAL AND OTHER DATA

We were a wholly owned subsidiary of Datone but always maintained our own telecommunications business. The following table sets forth certain selected financial data of our business, for each of the nine months ended September 30, 2009 and September 30, 2008, and each of the years ended December 31, 2008 and December 31, 2007.

The statement of operations, balance sheet and other financial data as of September 30, 2009, for each of the nine months ended September 30, 2009 and September 30, 2008, have been derived from unaudited combined financial statements included elsewhere in this information statement. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Our interim financial results might not be indicative of our full-year results. You should read the information presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this information statement.

	YEAR ENDED		NINE MONTHS ENDED
	December 31		September 30
	2008	2007	2009	2008
STATEMENT OF OPERATIONS DATA:
Sales	$121,436	$136,488	$72,457	$99,598
Total operating expenses	$182,698	$97,938	$134,718	$157,656
(Loss) from operations	$(88,608)	$(33,114)	$(85,415)	$(98,030)
Other income (expense)	$(30,183)	$18,910	$(41,381)	$(19,784)
Net (loss)	$(118,791)	$(14,204)	$(126,796)	$(117,814)

 BALANCE SHEET DATA:
Current assets	$29,151	$36,018	$14,577	$28,600
Working capital deficit	$(537,506)	$(504,422)	$(618,056)	$(549,312)
Total assets	$34,820	$42,340	$19,756	$28,600
Total liabilities	$566,657	$542,686	$632,633	$577,912
Stockholder’s deficit	$(531,837)	$(500,346)	$(612,877)	$(543,480)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the combined financial statements and the corresponding notes included elsewhere in this information statement. Certain statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations are "forward-looking statements". Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, changes in the costs associated with research and development and laws and other regulations affecting such industry.

Organization and Basis of Presentation

DT Communications, Inc. is currently a provider of both privately owned and company owned payphones and stations in New York. We receive revenue from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, we also receive revenue from the service and repair of privately owned payphones, sales of payphone units and the sales of prepaid phone cards.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2009 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2008

Revenue

Our total revenue decreased by $27,141 or approximately 27.25%, from $99,598 in the nine months ended September 30, 2008 to $72,457 in the nine months ended September 30, 2009.  This decrease was primarily attributable to a decrease in commission revenue.  As well as a reduced number of payphones coupled with increased competition from wireless communication service.

Our commissions increased by $1,140 or approximately 14%, from $7,905 in the nine months ended September 30, 2008 to $9,045 in the nine months ended September 30, 2009. This increase was primarily attributable to a higher volume of payphones in our network.

Our coin call revenue decreased by $4,191 or approximately 15%, from $28,781 in the nine months ended September 30, 2008 to $24,509 in the nine months ended September 30, 2009.  The decrease in coin call revenue was primarily attributable to a reduced number of payphones in the network.

Our non-coin call revenue, which consists primarily of dial-around revenue, decreased $23,166 or approximately 50% from $46,449 in the nine months ended September 30, 2008 to $23,283 in the nine months ended September 30, 2009.   This decrease was primarily attributed to a lower volume of toll free calling (ex. 1-800,1-888,1-877,1-866 calls) in this quarter.

Service and Repair Sales decreased by $924 or approximately 6% to $15,539 for the nine months ended September 30, 2009 from $16,463 for the same period in 2008. This decrease is due to less payphones to repair and service because the number of payphones have decreased, the number of payphones breaking down and requiring repair is consequently less.  We only receive service revenue for company-owned payphones and repair revenue for privately-owned payphones. Some privately-owned payphones represent unprofitable locations that we previously owned but have since sold to the site owner.

Cost of Revenue

Our overall cost of sales decreased by $16,818 or approximately 42%, from $39,972 in the nine months ended September 30, 2008 to $23,154 in the nine months ended September 30, 2009.  This decrease in our overall cost is primarily a decrease in telecommunication costs.

Our telecommunication costs decreased by $22,662 or approximately 57% from $39,482 in the nine months ending September 30, 2008 to $16,820 for the nine months ending September 30, 2009.  Our ongoing strategy is to identify and remove unprofitable payphones.  Once a low revenue payphone is identified, we offer the site owner an opportunity to purchase the equipment.  If the site owner does not purchase the payphone, we remove it from the site, which is evidenced by our decreased telecommunication costs as a result of removing phones for the nine months ended September 30, 2009 over the same period in 2008.  At the same time, our plan is to continue to look out for ideal locations with high traffic to install our payphones.

Depreciation expense remained constant at $490 in the nine months ending September 30, 2009 and 2008.

Our commissions expense increased by $1,978 or approximately 184% to $3,053 in the nine months ending September 30, 2009 from $1,075 for the nine months ending September 30, 2008. This increase was due a new location who receives a monthly commission.

Operating Expenses

Operating expenses decreased by $22,678 or approximately 15% to $134,718 for the nine months ended September 30, 2009 compared to $157,656 for the same period in 2008. This was due to the fees we pay our accountants and attorneys for performing their services.

Salaries and related payroll taxes decreased by $5,158 or approximately 14% to $32,633 for the nine months ended September 30, 2009 compared to $37,791 for the same period in 2008. This decrease is due to employee not taking payroll on a regular basis.

Our insurance expense decreased by $5,050 or approximately 91% to $477 for the nine months ended September 30, 2009 compared to $5,527 for the same period in 2008.  This decrease was due to a decrease in insurance premiums.

Professional fees decreased by $11,132 or approximately 21% to $42,197 for the nine months ended September 30, 2009 compared to $53,329 for the same period in 2008.  This decrease is due to a decrease in fees we pay to accountants and attorneys throughout the year for performing various tasks.

Our telephone, utilities, office, and vehicle expenses, together account for a decrease of $2,276 or approximately 17% to $11,340 for the nine months ended September 30, 2009 compared to $13,616 for the same period in 2008.

Interest Expense

  Interest expense, net increased $21,490 or approximately 109% for the nine months ended September 30, 2009 to $41,274 from $19,784 for the nine months ended September 30, 2008.  This increase was due to more interest-rate debt.

Net Loss from Operations

We had net loss of $126,796 for the nine months ended September 30, 2009 as compared to a net loss of $117,814 for the nine months ended September 30, 2008.  The increase was due to the reasons stated above.

LIQUIDITY AND CAPITAL RESOURCES

September 30, 2009 Compared with December 31, 2008

Our primary liquidity and capital resource needs are to finance the costs of our operations, to make capital expenditure.

We had no cash on hand as of September 30, 2009.

We believe that we will continue to need financing activities to fund operations.

Net cash used in operating activities was $21,197 during the nine month period ended September 30, 2009, mainly representative of the net loss incurred during 2009. This compares to net cash used in operating activities of $29,453 for the nine month period ended September 30, 2008.

Net cash provided by investing activities was $200 during nine month period ended September 30, 2009, representing the proceeds received for the sale of equipment.  This compares to net cash provided by financing activities of $0 for the nine month period ended September 30, 2008.

Net cash provided by financing activities was $20,997 during nine month period ended September 30, 2009, mainly representing the proceeds from notes and related party notes.  This compares to net cash provided by financing activities of $29,453 for the nine month period ended September 30, 2008 due to proceeds from notes and related party notes.

Our expenses to date are largely due to rents for the office space, professional fees for financial services performed and the cost of sales for telephone communication costs.

We believe that our results of financing activities will provide us with the necessary funds to satisfy our liquidity needs for the next 6 months. To the extent that such funds are insufficient, our principal stockholder has agreed to fund our operations for the next six-month period and beyond in the form of a loan or loans.  However, there is no formal agreement with our principal stockholder, Greenwich Holdings LLC in writing or otherwise to do so and accordingly may not be enforced against Greenwich Holdings, Inc. in the event that it decides not to continue to fund the Company.

Working Capital

As of September 30, 2009, we had total assets of $19,756 and total liabilities of $632,633. As of September 30, 2009, we had a working capital deficit of $618,056.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

Revenue

Our total revenue decreased by $15,052 or approximately 11%, from $136,448 in the twelve months ended December 31, 2007 to $121,436 in the twelve months ended December 31, 2008.  This decrease was primarily attributable to a decrease in dial-around revenue as well as a reduced number of payphones coupled with increased competition from wireless communication service.

Our commissions increase by $2,106 or approximately 29%, from $7,310 in the twelve months ended December 31, 2007 to $9,416 in the twelve months ended December 31, 2008. This increase was primarily attributable to a higher volume of payphones usage resulting in increased commission on calls.

Our coin call revenue increased by $701 or approximately 2%, from $36,200 in the twelve months ended December 31, 2007 to $36,901 in the twelve months ended December 31, 2008.  The increase in coin call revenue was primarily attributable to an increase in number of phone calls made.

Our non-coin call revenue, which consists primarily of dial-around revenue, decreased $9,931 or approximately 16% from $62,627 in the twelve months ended December 31, 2007 to $52,696 in the twelve months ended December 31, 2008.   This decrease was primarily attributed to a lower volume of toll free calling calls during 2008.

Service and Repair Sales decreased by $1,778 or approximately 8% to $21,678 for the twelve months ended December 31, 2008 from $23,456 for the same period in 2007. This decrease is due to less payphones to repair and service because the number of payphones have decreased, the number of payphones breaking down and requiring repair is consequently less.

For the twelve months ended December 31, 2008, we have a total of 148 company-owned payphones. We only receive service revenue for company-owned payphones and repair revenue for privately-owned payphones. Some privately-owned payphones represent unprofitable locations that we previously owned but have since sold to the site owner.

Cost of Revenue

Our overall cost of sales decreased by $44,318 or approximately 62%, from $71,664 in the twelve months ended December 31, 2007 to $27,346 in the twelve months ended December 31, 2008.  This decrease in our overall cost of revenue is primarily due to less depreciation being recorded due to our assets being fully depreciated.

Our telecommunication costs decreased by $31,917 or approximately 54% from $58,609 in the twelve months ending December 31, 2007 to $26,692 for the twelve months ending December 31, 2008. This was due to some new payphones being installed in new locations.  This increase from the new payphones was offset by our strategy to remove unprofitable payphones, resulting in lower revenue and commissions and also, lower telecommunication costs.

Our ongoing strategy is to identify and remove unprofitable payphones. Once a low revenue payphone is identified, we offer the site owner an opportunity to purchase the equipment. If the site owner does not purchase the payphone, we remove it from the site

Depreciation expense decreased by $12,401or approximately 95% to $654 in the twelve months ending December 31, 2008 from $13,055  for the twelve months ending December 31, 2007. This decrease is due to certain assets being fully depreciated and our on going strategy of identifying unprofitable payphones, and selling them to the site owners.  Once a payphone is sold to the site owner, it is removed from our assets and depreciation schedules.  We own telephone equipment and motor vehicles, which provide a service for a number of years.  The term of service is commonly referred to as the “useful life” of the asset.  Because an asset such as telephone equipment or motor vehicle is expected to provide service for many years, it is recorded as an asset, rather than an expense, in the year acquired.   A portion of the cost of the long-lived asset is reported as an expense during the cost of an asset to expense over its life in a rational and systematic manner.

Operating Expenses

Operating expenses increased by $84,760 or approximately 87% to $182,698 for the twelve months ended December 31, 2008 compared to $97,938 for the same period in 2007. This was due mainly to an increase in the fees we pay our accountants and attorneys for performing they’re services As well as a gain on the sale of equipment of $34,233 during 2007. There was no such gain during 2008.

 Salaries and related payroll taxes increased by $11,401 or approximately 31% to $48,701 for the twelve months ended December 31, 2008 compared to $37,300 for the same period in 2007. This increase is due to employee taking payroll on a regular basis in 2008.

Our insurance expense decreased by $6,079 or approximately 48% to $6,715 for the twelve months ended December 31, 2008 compared to $12,794 for the same period in 2007.  This decrease was due to decreases in premiums.

Rent remained the same at $60,000 for the twelve months ended December 31, 2008 compared to $60,000 for the same period in 2007.

Professional fees increased by $40,053 or approximately 561% to $47,192 for the twelve months ended December 31, 2008 compared to $7,139 for the same period in 2007.  These are fees we pay to accountants and attorneys throughout the year for performing various tasks.

Our telephone, utilities, office, and vehicle expenses, together account for an increase of $4,728 or approximately 32% from $14,938 for the twelve months ended December 31, 2007 compared to $19,666 for the same period in 2008.

Interest Expense
Interest expense, increased $6,712 or approximately 29% to $30,183 for the twelve months ended December 31, 2008 from $23,471 for the twelve months ended December 31, 2007. This increase was due to more interest-rate debt.

Net Loss from Operations

We had a net loss of $118,791 for the twelve months ended December 31, 2008 as compared to a net loss of $14,204 for the twelve months ended December 31, 2007. This increase in net loss was attributable to the reasons listed above.

LIQUIDITY AND CAPITAL RESOURCES

Our primary liquidity and capital resource needs are to finance the costs of our operations and to make capital expenditure.

We had no cash on hand as of December 31, 2008 and 2007.

We believe that we will continue to need investing and financing activities to fund operations.

Net cash used in operating activities was $37,527 during the twelve months ended December 31, 2008 consisting of a net loss and a decrease in accounts payable offset by depreciation, imputed interest, related party debt issued for rent and interest expense, an increase in accrued liabilities and decreases in receivables and prepaid expenses. This compares to net cash used in operating activities of $3,101 for the twelve months ended December 31, 2007.

Net cash provided by investing activities was $0 during twelve months ended December 31, 2008. This compares to net cash provided by investing activities of $27,691 for the twelve months ended December 31, 2007.

Net cash provided by financial activities was $37,527 during twelve months ended December 31, 2008 consisting of proceeds from the issuance of debt and an increase in the bank overdraft offset by payments made on debt and related party debt.  This compares to net cash used by financing activities of $25,366 the twelve months ended December 31, 2007.

We believe that our results of financing activities will provide us with the necessary funds to satisfy our liquidity needs for the next 6 months. To the extent that such funds are insufficient, our principal stockholder has agreed to fund our operations for the next twelve-month period and beyond in the form of a loan or loans.  However, there is no formal agreement with our principal stockholder, Greenwich Holdings LLC in writing or otherwise to do so and accordingly may not be enforced against Greenwich Holdings, Inc. in the event that it decides not to continue to fund the Company.

Working Capital

As of December 31, 2008, we had total current assets of $29,151 and total current liabilities of $455,547 resulting in a working capital deficit of $537,506 compared to a working capital deficit of $504,422 as of December 31, 2007.

Statement Regarding Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. However, future events are subject to change, and the best estimates and judgments routinely require adjustment. The amounts of assets and liabilities reported in our consolidated balance sheet, and the amounts of revenues and expenses reported for each of our fiscal periods, are affected by estimates and assumptions which are used for, but not limited to, the accounting for allowance for doubtful accounts, goodwill and intangible asset impairments, restructurings, inventory and income taxes. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition Policies

The Company derives its primary revenue from the sources described below, which includes dial around revenues, coin collections, and telephone equipment repairs and sales. Other revenues generated by the company include, phone card sales, and commissions.
Dial around revenues are generated from calls to gain access to a different long distance carrier than is already programmed into the phone. Revenues from dial around calls are recorded based upon estimates until the coin collection revenues are generated when callers deposit coins into the phones to make calls. Coin revenues are recorded in an amount equal to the coins collected.  Revenues on commissions, phone card sales, and telephone equipment repairs and sales are realized when the services are provided.

OUR BUSINESS

Introduction

Spin-Off

We were incorporated in the State of Delaware on January 26, 2010 as a wholly-owned subsidiary of Datone, Inc.

On January 22, 2010,  the board of directors of Datone  resolved that in connection with a proposed reverse merger transaction between Datone and Glory Reach, it was in the best interest of Datone to transfer its revenue-generating assets, liabilities and business to its wholly own subsidiary, DT Communications, Inc. (“DTC”) and thereafter, effect a dividend of its shares in DTC to all its shareholders as the Record Date of February 12, 2010 (the “Spinoff”).  The transfer was consummated on January 26, 2010.

The Spin-off will only be effective when all the requirements for the Spin-off have been fulfilled, which include the mailing of this information statement and the filing of a registration statement with the Securities and Exchange Commission in connection with the Spin-off. All the conditions for the Spin-off will be fulfilled on dissemination of the information statement.
After the distribution, each holder of Datone common stock of record on the Record Date will own DT Communications, Inc. common stock as well as continue to own Datone common stock.

As a result of the transfer of assets, liabilities and business from Datone, we are now involved in the business of operating and managing payphones in New York state. As of February 12, 2010, we own and manage 148 payphones in New York state.

Reverse Merger

On February 12, 2010, Datone, Glory Reach, Greenwich Holdings LLC (“Greenwich”). Qingdao Hongguan Shoes Co. Ltd. (“Hongguan”) and the shareholders of Glory Reach entered into a Share Purchase Agreement and Share Exchange (the “Share Exchange Agreement”), pursuant to which Datone acquired 100% of the issued and outstanding shares of Glory Reach in exchange for 10,000 shares of Datone’s Series A Convertible Preferred Stock (the “Reverse Merger”).  The Series A Convertible Preferred Stock will be automatically converted into shares of Datone common stock upon the effectiveness of a 1:27 reverse stock split by Datone at a rate of 970 post-reverse split shares for each share of Series A Convertible Preferred Stock.

As a result of the Reverse Merger, Datone will be in the shoe industry. By contrast, we are in the business of owning and managing payphones in New York State.

About Our Products and Services

We presently own, operate and manage privately owned public payphones in the State of New York. As of February 1, 2010, we owned, operated and managed approximately 164 payphones. We may pay site owners a commission based on a flat monthly rate or on a percentage of sales. Some of the businesses include, but are not limited to, retail stores, convenience stores, bars, restaurants, gas stations, colleges and hospitals. In the alternative, our agreement with business owners may be to provide the telecommunications services without the payment of any commissions.

The chart below describes the geographic locations of 148 payphones.

County in New York	Number of Phones
Cayuga	10
Cortland	2
Delaware	29
Jefferson	3
Oneida	10
Onondaga	79
Oswego	6
Steuben	9
Total	148

The local telephone switch controls the traditional payphone technology. The local switch does not provide any services in the payphone that can benefit the owner of the phone. As we purchase phones from other companies, we upgrade them with "smart card" payphone technology which we license from Quortech. The upgrade is a circuit board with improved technology.

Coin Calls

Our payphones generate coin revenues primarily from local calls. Historically, the maximum rate that local exchange carriers (“LECs “) and independent payphone providers (“IPPs”) could charge for local calls was generally set by state regulatory authorities and in most cases was $0.25 through October 6, 1997. We charged $0.25, $0.35, and $0.50 in New York.

We obtain local line access from various LECs, including Verizon, Citizens Communications, Frontier Comm. and various other independent telephone operating telephone companies (“ITOCs”). New sources of local line access are expected to emerge as competition continues to develop in local service markets.

In ensuring "fair compensation" for all calls, the FCC determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed demonstration by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order that upheld the FCC's authority to deregulate local coin call rates.

In accordance with the FCC's ruling and the court order, certain regional bell operating companies (“RBOCs”), LECs and IPPs, including ourselves, began to increase rates for local coin calls from $0.25 to $0.35 after October 7, 1997.

Long distance carriers that have contracted to provide transmission services to our payphones typically carry long distance coin calls. We pay a charge to the long-distance carrier each time the carrier transports a long-distance call for which we receive coin revenue from an end user.

Non-coin Calls

We also receive revenue from non-coin calls made from our payphones. Traditional non-coin calls include credit card, calling card, prepaid calling card, collect and third party billed calls where the caller dials "0" plus the number or simply dials "0" for an operator.

The services needed to complete a non-coin call include providing an automated or live operator to answer the call, verifying billing information, validating calling cards and credit cards, routing and transmitting the call to its destination, monitoring the call's duration and determining the charge for the call, and billing and collecting the applicable charge. We have contracted with operator service providers to handle these calls and perform all associated functions, while paying us a commission on the revenue generated.

Smart Payphone Technology

Our payphones utilize "smart" technology which provides voice synthesized calling instructions, detects and counts coins deposited during each call, informs the caller at certain intervals of the time remaining on each call, identifies the need for and the amount of an additional deposit in order to continue the call, and provides other functions associated with the completion of calls. Through the use of a non-volatile, electronically erasable, programmable memory chip, the payphones can also be programmed and reprogrammed from our central computer facilities to update rate information or to direct different types of calls to particular carriers. Our payphones can also distinguish coins by size and weight, report to our central host computer the total amount of coin in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number.

The “smart card” technology also allows us to determine on a preset time basis the operational status of the payphone. It also tells us when the coins in the phone have to be collected, the number and types of calls that have been made from each phone, as well as other helpful information that helps us provide better service to our payphone using public. This upgrade of the phones reduces the number and frequency of service visits due to outages and other payphone-related problems and, in turn, reduces the maintenance costs. Other companies manufacture the components of the payphones for the industry including Universal Communications and TCI, which provides hand sets, key pads, totalizers, and relays.

Customer Service

The technology we use enables us to (i) respond quickly to equipment malfunctions and (ii) maintain accurate records of payphone activity, which can be verified by customers. We strive to minimize "downtime" on our payphones by identifying service problems as quickly as possible. We employ both advanced telecommunications technology and a trained field technician as part of our commitment to provide superior customer service. The records generated through our technology also allow for the more timely and accurate payment of commissions to location owners.

Service and Maintenance

We employ a field service technician, who collects coin boxes, and clean and maintains a route of payphones. Our technician also responds to trouble calls made by Location Owners, by users of payphones or by the telephone itself as part of its internal diagnostic procedures. Our technician is also responsible for the installation of new payphones.

We assemble and repair payphone equipment for our use. The assembly of payphone equipment provides us with technical expertise used in the operation, service, maintenance and repair of our payphones. We assemble, refurbish or replace payphones from standard payphone components either obtained from our sizable inventory or purchased from component manufacturers. These components include a metal case, an integrated circuit board incorporating a microprocessor, a handset and cord, and a coin box and lock. On the occasion when components are not available from inventory, we can purchase the components from several suppliers. We do not believe that the loss of any single supplier would have a material adverse effect on our assembly operations.

Our payphones comply with all material regulatory requirements regarding the performance and quality of payphone equipment and have all of the operating characteristics required by the applicable regulatory authorities, including free access to local emergency (911) telephone numbers, dial-around access to all available carriers, and automatic coin return capability for incomplete calls.

Customers, Sales and Marketing

The location owners with whom we contract are a diverse group of small and medium sized businesses, which are frequented by individuals needing payphone access. The majority of our payphones are located at convenience stores, truck stops, service stations, grocery stores, colleges and hospitals.

We install our payphones in convenience stores, truck stops, service stations, grocery stores, colleges and hospitals. Before we install a phone, we search for, and utilize historical revenue information about each payphone location. In locations where historical revenue information is not available, we rely on our site survey to examine geographic factors, population density, traffic patterns and other factors in determining whether to install a payphone. We recognize, however, that recent changes in payphone traffic volumes and usage patterns being experienced on an industry-wide basis warrant a continued assessment of the location deployment of our payphones.

Our location agreements may provide for revenue sharing with the applicable location owners based on fixed percentages of revenues. Our agreements also provide for monthly billing for payphone service. We can terminate a location agreement on 30 days' notice to the location owner if the payphone does not generate sufficient revenue.

We have an independent contractor who installs the payphones on an as needed basis for us. He bills us and we pay him.  We do not have a long term contract with him.

Significant Customers

We do not rely on any major customer for our revenue. We have a variety of small single businesses as well as some small chain stores that we service. We do not believe that we would suffer dramatically if any one customer or small chain decided to stop using our phones. We must buy dial tone for each payphone from the local exchange carrier. As long as we pay the carrier bill, it is required to provide a dial tone. As a regulated utility, the exchange carrier may not refuse to provide us service. Alternate service exists in certain areas where competitors are located. We use alternate local service providers when we can get a better price for the service. We also use long distance providers on all the payphones.

Payphone users can circumvent the usual payment method and avoid inserting a coin by using an access code or 800 number provided by a long distance carrier. These “dial-around” numbers, while convenient for users, leave payphone service providers uncompensated for the call made. The Federal Communications Commission , or the FCC, as instructed by Congress in the Telecommunications Act of 1996 , created regulations to ensure that payphone service providers receive compensation for these “dial-around” calls.

The FCC requires the sellers of long distance toll free services to pay the payphone owner $0.494 cents per call. These funds are remitted quarterly through a service provided by the American Public Communication Council (APCC).

Service and Equipment Suppliers

Our primary suppliers provide payphone components, local line access, long-distance transmission and operator services. To promote acceptance by end users accustomed to using RBOC or LEC-owned payphone equipment, we utilize payphones designed to be similar in appearance and operation to payphones owned by LECs.

We purchase circuit boards from various manufacturers for repair and installation of our payphones. We primarily obtain local line access from various LECs, including Verizon, Citizens Communications, Frontier Comm. and various other ITOCs and competitive suppliers of local line access. New sources of local line access are expected to emerge as competition continues to develop in local service markets. Long-distance services are provided to us by various long-distance and operator service providers, including AT&T, Qwest, ILD Telecommunications, Inc., and others.

We expect the basic availability of such products and services to continue in the future; however, the continuing availability of alternative sources cannot be assured. Although we are not aware of any current circumstances that would require us to seek alternative suppliers for any material portion of the products or services used in the operation of our business, transition from our existing suppliers, if necessary, could have a disruptive effect on our operations and could give rise to unforeseen delays and/or expenses.

Competition

The market in which we do business is highly competitive and constantly evolving. We compete for payphone locations directly with RBOCs, LECs and other IPPs. We also compete, indirectly, with long-distance companies, which can offer location owners commissions on long-distance calls made from LEC-owned payphones. We compete with LECs and long-distance companies who may have substantially greater financial, marketing and other resources.

Generally, we face competition from the larger and more established telecommunication companies, from companies that develop new technology, as well as the many smaller companies throughout the country. Companies that have greater resources, including but not limited to, a larger sales force, more money, larger manufacturing capabilities and greater ability to expand their markets also cut into our potential payphone customers. Many of our competitors have longer operating histories, significantly greater financial strength, nationwide advertising coverage and other resources that we do not have. Our competitors might introduce a less expensive or more improved payphone. These, as well as other factors, can have a negative impact on our income.

We believe that our principal competition is from providers of wireless communications services for both local and long distance traffic. Certain providers of wireless communication services have introduced rate plans that are competitively-priced with certain of the products offered by us, and have negatively impacted the usage of payphones throughout the nation. The last several years have shown a marked increase in the use of cellular phones and toll free services which cut into our potential payphone customer base. We have attempted to address this issue by avoiding locations that service business travelers. For many years, these locations were the most lucrative, but now they are the locations most impacted by the cellular user.

We believe that the competitive factors among payphone providers are (1) the commission payments to a location owner, (2) the ability to serve accounts with locations in several LATAs or states, (3) the quality of service and the availability of specialized services provided to a Location Owner and payphone users, and (4) responsiveness to customer service needs. We believe that we are currently competitive in each of these areas. For example, we compete with the large former Bell companies that provide local service by paying a commission to the site owner. The commission is an enticement for the site owner to use our phone on its site. We believe we are able to provide a higher quality customer service because the phones alert us to any technical difficulties, and we can service them promptly. The ability to immediately know that a problem exists with a payphone is very important because down time for a phone means lost revenue for us.

Additionally, a number of domestic IPPs continue to experience financial difficulties from various competitive and regulatory factors impacting the pay telephone industry generally, which may impair their ability to compete prospectively. While no assurances can be given, we believe that these circumstances create an opportunity for us to obtain new location agreements and reduced site commissions going forward. There are no guarantees that we will be able to obtain new location agreements that are advantageous to our company.

We compete with long-distance carriers that provide dial-around services that can be accessed through our payphones. Certain national long-distance operator service providers and prepaid calling card providers have implemented extensive advertising promotions and distribution schemes which have increased dial-around activity on payphones owned by LECs and IPPs, including our company, thereby reducing traffic to our primary providers of long-distance service. While we do receive compensation for dial-around calls placed from our payphones, regulatory efforts are underway to improve the collection system and provide us with the ability to collect that portion of dial-around calls that are owed.

Government Regulation

We are subject to varying degrees of regulation by federal, state, local and foreign regulators. The implementation, modification, interpretation and enforcement of these laws and regulations vary and can limit our ability to provide many of our services. Our ability to compete in our target markets depends, in part, upon favorable regulatory conditions and the favorable interpretations of existing laws and regulations.

FCC Regulation and Interstate Rates

Our services are subject to the jurisdiction of the Federal Communications Commission (FCC) with respect to interstate telecommunications services and other matters for which the FCC has jurisdiction under the Communications Act of 1934, as amended.

Payphone users can circumvent the usual payment method and avoid inserting a coin by using an access code or 800 number provided by a long distance carrier. These “dial-around” numbers, while convenient for users, leave payphone service providers uncompensated for the call made. The Federal Communications Commission, as instructed by Congress in the Telecommunications Act of 1996, created regulations to ensure that payphone service providers receive compensation for these “dial-around” calls.

The FCC requires the sellers of long distance toll free services to pay the payphone owner $0.494 cents per call. These funds are remitted quarterly through a service provided by the American Public Communication Council “APCC.”

If the FCC regulation requiring sellers of long distance toll free services to pay payphone owners $0.494 per call is reduced or repealed, it could have a negative effect upon our revenue stream. We have no control over what rules and regulations the state and federal regulatory agencies require us to follow now or in the future. It is possible for future regulations to be so financially demanding that they cause us to go out of business. We are not aware of any proposed regulations or changes to any existing regulations.

Telecommunications Act of 1996

The Telecommunications Act of 1996, regulatory and judicial actions and the development of new technologies, products and services have created opportunities for alternative telecommunication service providers, many of which are subject to fewer regulatory constraints. We are unable to predict definitively the impact that the ongoing changes in the telecommunications industry will ultimately have on our business, results of operations or financial condition. The financial impact will depend on several factors, including the timing, extent and success of competition in our markets, the timing and outcome of various regulatory proceedings and any appeals, and the timing, extent and success of our pursuit of new opportunities resulting from the Telecommunications Act of 1996 and technological advances.

Intellectual Property

As we purchase phones from other companies, we upgrade them with "smart card" payphone technology. The upgrade is a circuit board with improved technology. The “smart card” technology allows us to determine on a preset time basis the operational status of the payphone. We are given a license to use the “smart card” technology from Quortech, the founder and manufacturer of “smart card” technology when we purchase the phones. We do not have a separate license for smart card technology from Quortech. The technology informs us when the coins in the phone have to be collected, the number and types of calls that have been made from each phone, as well as other helpful information that helps us provide better service to our payphone using public. This upgrade of the phones reduces the number and frequency of service visits due to outages and other payphone-related problems and, in turn, reduces the maintenance costs. Other companies manufacture the components of the payphones for the industry including Universal Communications and TCI, which provides hand sets, key pads, totalizers, and relays.

Research and Development

We have not expended any money in the last two fiscal years on research and development activities.

Seasonality

Our revenue from payphone operation are affected by seasonal variations, geographic distribution of payphones and type of location. Because we operate in the northeastern part of the country with many of the payphones located outdoor, weather patterns affect our revenue streams. Revenue drops off significantly during winter and conversely show an increase in the spring and summer. Revenue is generally lowest in the first quarter and highest in the third quarter.

Employees

Craig Burton, our Chief Executive Officer works for us on a full-time basis and Joseph J. Passalaqua, our Secretary works for us on a part-time basis and an as-needed basis. We have no other employees.

We do not have employment contracts with Mr. Burton or Mr. Passalaqua. Mr. Burton is a salaried employee while Mr. Passalaqua is not.  Mr. Passalaqua is compensated, if at all, on a mutually agreed amount for any services required of him by the Company, which have been mainly administrative-related.

Legal Proceedings

To the knowledge of management, there is no litigation pending or threatened against us.

Changes in and Disagreements with Accountants

As of January 26, 2010, we have retained the services of certified public accountants, Malone & Bailey LLP. There have been no disagreements with the accounting firm.

Description of Property

Our principal administrative, sales and marketing, product development and support facilities are located 7325 Oswego Road, Liverpool, New York, and comprise approximately 3,000 square feet. We occupy these premises pursuant to a three year lease, the term of which expires on December 31, 2012. The fixed rent is approximately $2,500 per month plus utilities.

MANAGEMENT

The following table sets forth information as of February 12, 2010 regarding the individuals who are serving as our directors and officers after the Spin-off. To the extent additional directors or director designees are identified before the date of the distribution, we will disclose the names of these additional directors or director designees in an amendment to the registration statement incorporating this information statement or in an additional filing on Form 8-K.

Name	Age	Position
Craig Burton	47	Chief Executive Officer, President and a director

Joseph J. Passalaqua	36	Secretary and a director

Craig Burton, 47, is the Chief Executive Officer, President and a director of DT Communications, Inc. He has held these positions since January 26, 2010. Mr. Burton attended the University of South Carolina-Coastal and was a licensed real estate agent in the State of New York. He began working in marking for a long distance carrier in 1996. Mr. Burton served as President and a director of USIP.Com, Inc. from January 200 to 2006 and thereafter as Chief Executive Officer, President and director of Datone, Inc till present day. Additionally, Mr. Burton is secretary and a director of NB Telecom, Inc., a payphone company operating in the North Pittsburg area of Pennsylvania, since December 2005. He was president and director of NB Telecom, Inc. from December 1999 through November 2005.

Joseph J. Passalaqua, 36, is our Secretary and director since January 26, 2010. Since 1999, Mr. Passalaqua has worked as trainer at Sports Karate and Fitness, Inc., a karate and fitness training company located in Cicero, New York. Mr. Passalaqua is a high school graduate.  Mr. Passalaqua was Secretary and director of Datone, Inc. from August 2000 to present day.

Board of Directors

At the time of the distribution, we expect that our board of directors will comprise two directors. Commencing with the next annual meeting of stockholders, directors will be elected at the annual meeting of stockholders and such directors will serve for a term of one year or until the next annual meeting of stockholders.

Annual Meeting

Our first annual meeting of stockholders after the distribution is expected to be held in the fourth quarter of calendar 2010. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place and on such date as may be fixed by resolution of our board of directors.

Board Committees

We do not and will not have an audit, nominating or compensation committee because we believe that the board of directors is capable of performing the respective functions of the foregoing committees and because we do not currently have the human resources to staff such committees.

Director Compensation

Directors are not currently compensated or reimbursed for expenses incurred by them in connection with their services as directors.

There are no family relationships among any of the directors or officers.

Our officers are chosen by the board of directors and serve at the pleasure of the board. The loss of the services of any one of Craig Burton or Joseph J. Passalaqua could have a material adverse effect on us.

Executive Compensation

We expect that our compensation policies for executive officers will be to (1) provide competitive compensation packages to retain and attract superior executive talent, (2) link a significant portion of compensation to financial results to reward successful performance, and (3) provide long-term equity compensation to further align the interests of executive officers with those of stockholders and further reward successful performance. The principal components of our executive officer compensation program will be base salary, annual cash incentive plans and long-term equity incentive awards.

The following table sets forth the initial annual base salary to be paid to our two executive officers. The compensation amount does not include incentive cash bonuses that may be payable under management incentive plans, but which will not be determined until a future date.

Name	Position	Annual Salary
Craig Burton	President and Chief Executive Officer	$40,040

Joseph J. Passalaqua	Secretary	Joseph J. Passalaqua will not be paid for his services as Secretary as he will only be working on a part-time or as when-needed basis.

The following table contains certain information about compensation earned for services rendered to Datone, Inc. during the last three fiscal years by the person who is expected to be our executive officers immediately following the Spin-off. Our last three fiscal years are the twelve months ended December 31, 2009, 2008 and 2007.

Name	Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation
Craig Burton	President and Chief Executive Officer	12/31/09	$40,040	—	—	—	—	—
		12/31/08	$40,040	—	—	—	—	—
		12/31/057	$40,040	—	—	—	—	—

Joseph J. Passalaqua	Secretary	12/31/09	$—	—	—	—	—	—
		12/31/08	$—	—	—	—	—	—
		12/31/07	$—	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Beneficial Ownership of Our Common Stock

To the extent directors and executive officers own or will own Datone common stock before the distribution, they will receive shares of our common stock in the distribution on the same basis as other holders of Datone common stock. The executive officers and directors will receive stock only if they owned Datone stock on the Record Date.

The following table sets forth information as of February 1, 2010 with respect to the projected beneficial ownership of our outstanding common stock immediately following the completion of the distribution, assuming a one-for-ten distribution ratio, by each person who is known by us to beneficially own more than 5% of USIP common stock as of the record date, by our chief executive officer, our directors and by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (1)	Percentage of Class
Craig Burton 7325 Oswego Road, Liverpool, NY 13090	115,000	1.4%

Joseph J. Passalaqua 7325 Oswego Road, Liverpool, NY 13090	120,000	1.4%

Greenwich Holdings LLC 106 Glenwood Dr S Liverpool, NY 13090	6,792,781	83.8%

All officers and directors as a group (2 persons)	235,000	2.8%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Pursuant to the rules of the Securities and Exchange Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. However, such shares are not deemed outstanding for purposes of computing the shares beneficially owned by or percentage ownership of any other person or group.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended to date and our Bylaws. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 250,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 Blank Check Preferred Stock, $.0001 par value per share.

General

Our Certificate of Incorporation provides us with the authority to issue 250,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 Blank Check Preferred Stock, $.0001 par value per share, of which 10,000 shares have been designated as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock will automatically convert upon the effectiveness of a 1:27 reverse stock split at a rate of 97- shares of common stock for each share of Series A Convertible Preferred Stock.  Holders of the Series A Convertible Preferred Stock have the same voting rights as those accruing to the common stock and shall vote that number of shares which are issuable upon conversion of the Series A Convertible Preferred Stock.  The holders of the Series A Convertible Preferred Stock are not entitled to receive any dividends paid on Datone’s common stock.  In connection with the Reverse Merger, Datone issued an aggregate of 10,000 shares of Series A CConvertible Preferred Stock to the Glory Reach Shareholders.

Based on the number of shares of Datone common stock (8,100,000) outstanding as of February 12, 2010, and the expected distribution ratio, we expect that approximately 8,100,000 shares of our common stock will be distributed to Datone stockholders in the distribution. All of the shares of our common stock to be distributed to Datone stockholders in the distribution will be fully paid and non-assessable and will constitute all the shares of our capital stock that will be outstanding immediately after the distribution.

DT Communications, Inc. Common Stock

Each share of our common stock entitles its holder to one vote on all matters on which holders are permitted to vote. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon liquidation, subject to required payments to any creditors or preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders. The holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

We may issue up to 10,000,000 preferred stock, from time to time, in one or more series, and with such rights, preferences and designations as our board of directors may determine. As of the date of this information statement, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock.

Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

Options/Warrants

There are no outstanding options or warrants to purchase, or securities convertible into common stock of the Company.

Rule 144

None of our shares of common stock is presently available for sale under Rule 144 of the Securities Act. None of the shares is being offered or has been proposed to be publicly offered by the Company.

Transfer Agent and Registrar

Fidelity Transfer Company is the transfer agent and registrar for our common stock. It is located at 8915 South 700 West, Suite 102, Sandy, UT 84070.

Listing

There is no current trading market for our common stock. We cannot predict the trading prices for our common stock.

Upon the effectiveness of our registration statement filed with the SEC on February 12, 2010, we intend to secure and request that a broker-dealer / market maker submit an application to FINRA in order to make a market for our shares and for the shares to be quoted on the Over the Counter Bulletin Board.

LIABILITY AND INDEMNIFICATION OF
OFFICERS, DIRECTORS AND OTHERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to our Company and our stockholders. This provision in our Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law, or any other applicable law.

We shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director and officers (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have six notes payable to Joseph C. Passalaqua, a shareholder of Datone and now a shareholder of DT Communications, Inc.  The notes are due on demand and carry interest ranging from 10% to 18% per annum which is compounded on the unpaid principal and interest. The outstanding principal and interest on the notes was $50,022 and $38,730 as of September 30, 2009 and December 31, 2008, respectively.

We also has four convertible notes payable to Joseph C. Passalaqua at September 30, 2009. The notes were issued between April 30, 2009 and July 16, 2009. They bear interest at 8% per annum which is compounded on the unpaid principal and interest. The notes are convertible into common shares of DT Communications, Inc. at a rate of $0.001 per share and mature between November 1, 2009 and February 17, 2010. The outstanding principal and interest on the notes was $21,012 as of September 30, 2009.

We lease office space from the wife of Joseph C. Passalaqua (Callaway Properties) at a monthly rate of $2,500. The rent expense is accrued as a related party note payable that is due on demand and does not bear interest. We impute interest on the note payable at a rate of 10% per annum. Imputed interest expense was $23,904 and $15,974 for the nine months ended September 30, 2009 and 2008, respectively. The unpaid balance on the loan was $344,503 and $299,502 as of September 30, 2009 and December 31, 2008, respectively. We had a note payable with Joseph C. Passalaqua, father of our Secretary, Joseph J. Passalaqua. This note had a due date of May 31, 2008 and carried an interest of 21%. The outstanding principal on the note was $10,000,

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form 10 under the Securities Exchange Act of 1934 for the common stock being issued to you in the distribution of our common stock. This information statement, filed as an exhibit to the registration statement and incorporated therein by reference, omits certain information contained in the registration statement and the other exhibits and schedules thereto, to which reference is hereby made. Statements contained herein concerning the provisions of any documents filed as exhibits to the registration statement are not necessarily complete, and are qualified by reference to the copy of such document. The registration statement, including exhibits and schedules filed therewith, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the public reference facilities by contacting the SEC at 1-800-SEC-0330. Copies of such materials may be obtained at prescribed rates by writing to the SEC. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We are currently subject to the informational requirements of the Exchange Act. Accordingly, we are subject to informational requirements, and in accordance therewith, we will file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information can be inspected and copied at the address set forth above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

Set forth below are (i) unaudited financial statements of the business of Datone  Inc. that was  transferred to us in connection with the Spin-off as of  January 26,  2010 for the nine months ended September 30, 2009 and September 30, 2008; and (ii) the audited financial statements for Datone Inc. for the years ended December 31, 2008 and December 31, 2007.

CONTENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets	F-2
December 31, 2008 and 2007

Statements of Operations	F-3
For the Years Ended December 31, 2008 and 2007

Statements of Stockholders’ Deficit	F-4
For the Years Ended December 31, 2008 and 2007

Statements of Cash Flows	F-5
For the Years Ended December 31, 2008 and 2007

Notes to Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
DT Communications, Inc.
Liverpool, NY

We have audited the accompanying balance sheets of DT Communications, Inc. (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that DT Communications, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficit and has incurred losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

February 12, 2010

DT COMMUNICATIONS, INC.
BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash	$-	$-
Commissions and sales receivables	29,151	35,983
Prepaid expenses	-	35
Total Current Assets	29,151	36,018

Telephone and office equipment, net of accumulated depreciation
of $1,459,766 and $1,459,736, respectively	-	30
Vehicles, net of accumulated depreciation of $65,606 and
$64,983, respectively	5,669	6,292

TOTAL ASSETS	$34,820	$42,340

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$148,447	$172,286
Bank overdraft	8,313	3,540
Accrued liabilities	64,572	51,020
Short-term debt	7,091	8,091
Short-term debt - related parties	338,234	305,503
Total Current Liabilities	566,657	540,440

Long-term debt	-	2,246
Total Liabilities	566,657	542,686

Stockholders' Deficit:
Common Stock, $0.0001 par value, 100,000,000 shares authorized,
4,963,226 shares issued and outstanding	496	496
Additional paid-in capital	1,687,871	1,600,571
Accumulated deficit	(2,220,204)	(2,101,413)
Total Stockholders' Deficit	(531,837)	(500,346)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$34,820	$42,340

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2008	2007

REVENUE	$121,436	$136,488

COST OF REVENUE:
Depreciation	654	13,055
Cost of revenue	26,692	58,609
Total cost of revenue	27,346	71,664

Gross profit	94,090	64,824

OPERATING EXPENSES:
Gain on sale of equipment	-	(34,233)
General and administrative	182,698	132,171
Total operating expenses	182,698	97,938

Loss from operations	(88,608)	(33,114)

OTHER INCOME (EXPENSES):
Other expenses	-	(60)
Interest expense	(30,183)	(23,471)
Extinguishment of debt	-	42,441
Total other income (expenses)	(30,183)	18,910

NET LOSS	$(118,791)	$(14,204)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.00)

Weighted Average Common Shares Outstanding -
Basic and Diluted	4,963,226	4,963,226

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances at December 31, 2006	4,963,226	$496	$1,580,830	$(2,087,209)	$(505,883)

Imputed Interest	-	-	17,242	-	17,242
Contributions	-	-	2,499	-	2,499
Net Loss	-	-	-	(14,204)	(14,204)

Balances at December 31, 2007	4,963,226	496	1,600,571	(2,101,413)	(500,346)

Imputed Interest	-	-	21,300	-	21,300
Extinguishment of related party debt	-	-	66,000	-	66,000
Net Loss	-	-	-	(118,791)	(118,791)

Balances at December 31, 2008	4,963,226	$496	$1,687,871	$(2,220,204)	$(531,837)

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(118,791)	$(14,204)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	653	13,055
Imputed interest	21,300	17,242
Related party debt issued for rent expense	60,000	60,000
Related party debt issued for interest expense	2,731	739
Gain on sale of equipment	-	(34,233)
Gain on extinguishment of debt	-	(41,641)
Changes in operating assets and liabilities:
Receivables	6,832	4,948
Inventory	-	496
Prepaid expenses	35	(35)
Accounts payable	(23,839)	(21,088)
Accrued liabilities	13,552	11,620
Net Cash Used in Operating Activities	(37,527)	(3,101)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of equipment	-	(6,542)
Proceeds from sale of equipment	-	34,233
Net Cash Provided by Financing Activities	-	27,691

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank Overdraft	4,773	(1,171)
Proceeds from related party debt	42,000	-
Payments on related party debt	(6,000)	(18,216)
Proceeds from debt	-	6,542
Payments on debt	(3,246)	(12,521)
Net Cash Provided by (Used in) Financing Activities	37,527	(25,366)

Net Change in Cash	-	(776)
Cash at Beginning of Period	-	776
Cash at End of Period	$-	$-

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$5,585	$3,126
Cash paid for taxes	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Forgiveness of related party debt	$66,000	$-
Related party contributions	-	2,499

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Organization, Nature of Business and Summary of Significant Accounting Policies

Organization and Nature of Business

DT Communications, Inc. was originally incorporated on January 26, 2010 under the laws of the State of Delaware as a wholly-owned subsidiary of Datone, Inc. In February 2010, its parent company, Datone, Inc. transferred all of its assets and liabilities to DT Communications and spun-off the subsidiary. Due to all of Datone’s assets and liabilities being transferred to DT Communications, the historical financial information of Datone, Inc was used to create the financial statements of DT Communications for the years ended December 31, 2008 and 2007.

DT Communications, Inc. (“DT Communications”) is currently a provider of both privately owned and company owned payphones (COCOT’s) and stations in New York. DT Communications receives revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, DT Communications also receives revenues from the service and repair of privately owned payphones, sales of payphone units.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

DT Communications’ payphones are located primarily in New York and usage of those phones may be affected by economic conditions in those areas.

Cash and Cash Equivalents

DT Communications considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the balance sheets and statement of cash flows. Cash and Cash equivalents consists of cash in bank (checking) accounts.

Property and Equipment

Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the useful lives of the related assets, which range from five to seven years.

Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred income taxes are recognized using the asset and liability method by applying tax rates to cumulative temporary differences based on when and how they are expected to affect the tax return. Deferred tax assets and liabilities are adjusted for income tax rate changes.

Revenue Recognition

DT Communications derives its primary revenue from the sources described below, which includes dial around revenues, coin collections, and telephone equipment repairs and service. Other revenues generated by DT Communications include commissions.

Dial around revenues are generated from calls to gain access to a different long distance carrier than is already programmed into the phone. DT Communications records a monthly accrual and adjusts the revenue to actual earned on a quarterly basis. The revenue is estimated monthly, based on prior quarter’s actual receipts. DT Communications uses prior quarter receipts as estimates because there has not been a significant change to total payphones in the previous few quarters. Also, historical figures have shown the revenue earned is not far different than estimates made.  Revenues on commissions and telephone equipment repairs and service are recognized when the services are provided.

The proceeds from the sales of pay telephones and other equipment are excluded from revenues and reported as other operating income.

Basic and Diluted Net Loss per Share

Basic and diluted loss per share is calculated by dividing net loss by the weighted-average number of shares of common stock outstanding during the year.

Recently Issued Accounting Pronouncements

DT Communications does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flows.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates DT Communications as a going concern.  However, DT Communications has sustained substantial operating losses in recent years and has a working capital deficit of $537,506 and an accumulated deficit of $2,220,204 as of December 31, 2008. These conditions raise substantial doubt as to DT Communications’ ability to continue as a going concern. DT Communications’ ability to continue as a going concern is dependent upon obtaining the additional capital as well as additional revenue to be successful in its planned activity.  DT Communications is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained.  In the interim, shareholders of DT Communications have committed to meeting its minimal operating expenses.  Management believes that actions presently being taken to revise DT Communications’ operating and financial requirements provide them with the opportunity to continue as a going concern.

These financial statements do not reflect adjustments that would be necessary if DT Communications were unable to continue as a going concern.  While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the going concern assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If DT Communications were unable to continue as a going concern, substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

Note 3 – Property and Equipment

Property and equipment consisted of the following as of December 31, 2008 and 2007:

	December 31,
	2008	2007
ATM equipment	$5,288	$5,288
Office equipment	7,619	7,619
Telephone equipment	1,446,859	1,446,859
Vehicles	71,275	71,275

Total equipment	1,531,041	1,531,041
Less: accumulated depreciation	(1,525,372)	(1,524,719)

Net property and equipment	$5,669	$6,322

Depreciation is computed on a straight-line basis over estimated useful lives of 5 - 7 years. Depreciation expense for the years ended December 31, 2008 and 2007 was $654 and $13,055, respectively.

Note 4 – Related Party Transactions

As of December 31, 2008, DT Communications has five outstanding notes payable to Joseph C. Passalaqua, a shareholder of DT Communications.  The notes are due on demand and carry interest rates ranging from 10% to 18% per annum which is compounded on the unpaid principal and interest. The aggregate outstanding principal balance on the notes was $38,731 at December 31, 2008.

As of December 31, 2007 DT Communications had an outstanding note payable to USIP.Com, Inc., an affiliate of DT Communications, in the amount of $66,000. The loan bears no interest and is due on demand. During 2008, the entire principal balance of $66,000 was forgiven by USIP.com, Inc. and recorded as additional paid-in capital.

DT Communications leases office space from the wife of Joseph Passalaqua (Callaway Properties) at a monthly rate of $5,000. The rent expense is accrued as a related party note payable that is due on demand and does not bear interest. DT Communications imputed interest on the note payable at a rate of 10% per annum. Imputed interest expense was $21,300 and $17,242 for the years ended December 31, 2008 and 2007, respectively. The unpaid principal balance on the loan was $299,503 and $239,503 as of December 31, 2008 and 2007, respectively.

Note 5 – Debt

Outstanding debt consisted of the following at December 31, 2008 and December 2007:

	December 31,
	2008	2007
Related Parties:
Note payable to Callaway Properties, no interest, due on demand	$299,503	$239,503
Notes payable to Joseph Passalaqua, interest of 10% to 18% per annum, due on demand	38,731	-
Note payable to USIP.com, Inc., no interest, due on demand	-	66,000

Third Parties:
Note payable to bank, monthly installments of $261, interest of 4.5% per annum, maturing August 2009.	2,246	5,492
Note payable to Key Bank, interest of 9.25% per annum, due on demand.	4,845	4,845
Total Debt	$345,325	$315,840

Note 6 – Major Dial -around Compensation Providers

DT Communications received approximately 95% of total dial - around and commissions revenue from two providers.

Note 7 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates.

Net deferred tax assets consisted of the following as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Deferred tax assets	$(865,880)	$(819,551)
Valuation allowance	865,880	819,551
Net deferred tax assets	$-	$-

At December 31, 2008 and 2007, DT Communications had net operating loss carry forwards of approximately $2,220,204 and $2,101,413, respectively that may be offset against future taxable income through 2027.

Note 6 – Subsequent Events

On February 26, 2009, DT Communications borrowed $5,000 Joseph C. Passalaqua, a shareholder of DT Communications. The note is due on demand and bears interest of 18% per annum which is compounded on the unpaid principal and interest.

Between April and November 2009, DT Communications entered into six convertible notes payable with Joseph C. Passalaqua for an aggregate principal amount of $34,000. The notes bear interest at 8% per annum which is compounded on the unpaid principal and interest and are due between November 2009 and May 2010. The notes are convertible into common shares of DT Communications at a rate of $0.001 per share.

On February 10, 2010, DT Communications issued 3,136,768 common shares to repay $43,500 of its related party note payable to Calloway Properties.

On February 12, 2010, DT Communications was spun off from Datone, Inc. All assets and liabilities of Datone, Inc were transferred to DT Communications.

CONTENTS

Page

Balance Sheets (Unaudited)	F-11
September 30, 2009 and December 31, 2008

Statements of Operations (Unaudited)	F-12
For the Three and Nine Months Ended September 30, 2009 and 2008

Statements of Cash Flows (Unaudited)	F-13
For the Nine Months Ended September 30, 2009 and 2008

Notes to Financial Statements (Unaudited)	F-14

DT COMMUNICATIONS, INC.
BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2009	2008
ASSETS		(Restated)
Current Assets:
Cash	$-	$-
Commissions and sales receivables	14,577	29,151
Total Current Assets	14,577	29,151

Telephone and office equipment, net of accumulated depreciation
of $1,459,288 and $1,459,765, respectively	-	-
Vehicles, net of accumulated depreciation of $66,096 and
$65,606, respectively	5,179	5,669

TOTAL ASSETS	$19,756	$34,820

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$137,042	$148,447
Bank overdraft	6,056	8,313
Accrued liabilities	76,679	64,572
Short-term debt	4,845	7,091
Short-term debt - related parties	408,011	338,234
Total Current Liabilities	632,633	566,657

Stockholders' Deficit:
Common Stock, $0.0001 par value, 100,000,000 shares
authorized, 4,963,226 shares issued and outstanding	496	496
Additional-paid in capital	1,733,627	1,687,871
Accumulated deficit	(2,347,000)	(2,220,204)
Total Stockholders' Deficit	(612,877)	(531,837)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$19,756	$34,820

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

REVENUE	$29,491	$30,624	$72,457	$99,598

COST OF REVENUE:
Depreciation	163	164	490	490
Cost of revenue	10,972	9,333	22,664	39,482
Total cost of revenue	11,135	9,497	23,154	39,972

Gross profit	18,356	21,127	49,303	59,626

OPERATING EXPENSES:
Payroll wages and taxes	11,081	11,131	32,633	37,791
Rent	15,000	15,000	45,000	45,000
Gain on sale of equipment	(200)	-	(200)	-
General and administrative	13,517	30,260	57,285	74,865
Total operating expenses	39,398	56,391	134,718	157,656

Loss from operations	(21,042)	(35,264)	(85,415)	(98,030)

OTHER INCOME (EXPENSES):
Other expenses	(107)	-	(107)	-
Interest expense	(28,975)	(7,697)	(41,274)	(19,784)
Total other income (expenses)	(29,082)	(7,697)	(41,381)	(19,784)

NET LOSS	$(50,124)	$(42,961)	$(126,796)	$(117,814)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.01)	$(0.03)	$(0.02)

Weighted Average Common Shares Outstanding -
Basic and Diluted	4,963,226	4,963,226	4,963,226	4,963,226

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(126,796)	$(117,814)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	490	490
Amortization of debt discount	12,973	-
Imputed interest	23,904	15,974
Related party debt issued for rent expense	45,000	45,000
Related party debt issued for interest expense	6,804	1,623
Gain on sale of equipment	(200)	-
Changes in operating assets and liabilities:
Receivables	15,926	86
Prepaid expenses	-	35
Accounts payable	(11,406)	14,266
Accrued liabilities	12,108	10,887
Net Cash Used in Operating Activities	(21,197)	(29,453)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Equipment	200	-
Net Cash Provided by Investing Activities	200	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank Overdraft	(2,257)	5,874
Proceeds from related party debt	25,500	32,000
Payments on related party debt	-	(6,000)
Payments made on debt	(2,246)	(2,421)
Net Cash Provided by Financing Activities	20,997	29,453

Net Change in Cash	-	-
Cash at Beginning of Period	-	-
Cash at End of Period	$-	$-

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$-
Cash paid for taxes	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount from beneficial conversion feature	$20,500	$-
Forgiveness of related party debt	-	66,000

The accompanying notes are an integral part of these financial statements.

DT COMMUNICATIONS, INC.
NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial statements of DT Communications, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with DT Communications’ audited 2008 annual financial statements and notes thereto filed on Form 10K with the SEC. In the opinion of management, all adjustments, consisting of normal reoccurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods present have been reflected herein. The results of operation for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements, which would substantially duplicate the disclosure required in DT Communications’ fiscal 2008 financial statements have been omitted.

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates the Company as a going concern.  However, the Company has sustained substantial operating losses in recent years.  The company has a current ratio of .050 for the period ended September 30, 2009, and has a deficit in stockholders’ equity. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon obtaining the additional capital as well as additional revenue to be successful in its planned activity.  The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained.  In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.  Management believes that actions presently being taken to revise the Company’s operating and financial requirements provide them with the opportunity to continue as a going concern.

These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a “going concern”.  While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the “going concern” assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If the Company were unable to continue as a “going concern”, then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

NOTE 3 – RELATED PARTY TRANSACTIONS

DT Communications has six notes payable to Joseph C. Passalaqua, a shareholder of DT Communications.  The notes are due on demand and carry interest ranging from 10% to 18% per annum which is compounded on the unpaid principal and interest. The outstanding principal and interest on the notes was $50,022 and $38,730 as of September 30, 2009 and December 31, 2008, respectively.

DT Communications also has four convertible notes payable to Joseph Passalaqua at September 30, 2009. The notes were issued between April 30, 2009 and July 16, 2009. They bear interest at 8% per annum which is compounded on the unpaid principal and interest. The notes are convertible into common shares of DT Communications at a rate of $0.001 per share and mature between November 1, 2009 and February 17, 2010. The outstanding principal and interest on the notes was $21,012 as of September 30, 2009.

DT Communications leases office space from the wife of Joseph Passalaqua (Callaway Properties) at a monthly rate of $5,000. The rent expense is accrued as a related party note payable that is due on demand and does not bear interest. DT Communications imputed interest on the note payable at a rate of 10% per annum. Imputed interest expense was $23,904 and $15,974 for the nine months ended September 30, 2009 and 2008, respectively. The unpaid balance on the loan was $344,503 and $299,502 as of September 30, 2009 and December 31, 2008, respectively.

NOTE 4- DEBT

A summary of the debt outstanding at September 30, 2009 and December 31, 2008 is as follows:

	September 30,	December 31,
	2009	2008
Note payable to bank, monthly installments of $261, interest of 4.5% per annum, maturing August 2009.	$-	$2,246

Note payable to Key Bank, interest of 9.25% per annum, due on demand.	4,845	4,845

Note payable to Callaway Properties, no interest, due on demand	344,504	299,504

Notes payable to Joseph Passalaqua, interest of 10% to 18% per annum, due on demand	50,022	38,730

Convertible notes payable to Joseph Passalaqua, interest of 8% per annum, maturing November 1, 2009 – February 17, 2010, convertible at $0.001 per share	21,012	-
	420,383	345,325
Less: Unamortized discount from beneficial conversion feature	(7,527)	-

Total debt	$412,856	$345,325

DT Communications evaluated the Joseph Passalaqua convertible notes for derivative accounting consideration under FASB ASC 815-15 and FASB ASC 815-40. DT Communications determined the embedded conversion option in the convertible notes met the criteria for classification in stockholders’ equity under FASB ASC 815-15 and FASB ASC 815-40. Therefore, derivative accounting was not applicable for these convertible notes.

DT Communications then evaluated the conversion options under FASB ASC 470-20 and determined there was a beneficial conversion feature associated with the conversion options. DT Communications calculated the intrinsic value of the conversion options and recorded an aggregate discount on the loans of $22,500. The discount is being amortized over the life of the loans using the effective interest rate method. Amortization recorded for the nine months ended September 30, 2009 was $12,973.

NOTE 5 – SUBSEQUENT EVENT

During November 2009, DT Communications entered into two convertible notes payable with Joseph C. Passalaqua for an aggregate amount of $13,500.  The notes bear interest at 8% per annum which is compounded on the unpaid principal and interest and are due in May 2010.  The notes are convertible into common shares of DT Communications ar a rate of $0.001 per share.

On February 10, 2010, DT Communications issued 3,136,768 common shares to repay $43,500 of its related party note payable to Calloway Properties.

On February 12, 2010, DT Communications was spun off from Datone, Inc. All assets and liabilities of Datone, Inc were transferred to DT Communications.

DT Communications has evaluated all events and transactions that occurred between September 30, 2009 and February 12, 2010, which is the date the financial statements were issued, for possible disclosure or recognition in the financial statements. DT Communications has determined that there were no other such events or transactions that warrant disclosure or recognition.